Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Linn Energy, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-131153) on Form S-8 of Linn Energy, LLC of our report dated March 29, 2007, with respect to the consolidated balance sheets of Linn Energy, LLC as of December 31, 2006 and 2005, and the related consolidated statements of operations, unitholders’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Linn Energy, LLC.

/s/ KPMG, LLP

Houston, Texas
March 29, 2007